Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Board of Directors

ATX Group, Inc.

We consent to the inclusion herein of our report dated February 24, 2004, with respect to the balance sheets of Vodafone Passo GmbH as of March 31, 2003 and 2002, and the related statements of operations, shareholder’s equity, and cash flows for the years then ended and to the references to our firm under the heading “Experts” in the prospectus.

Düsseldorf, Germany

July 1, 2004

KPMG Deutsche Treuhand – Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Haas	Niessen
Wirtschaftsprüfer	Wirtschaftsprüfer